Exhibit 99(a)

Contacts:	Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
	(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS THIRD QUARTER FISCAL 2010 EPS

DALLAS (April 20, 2010) – Brinker International, Inc. (NYSE: EAT) announced third quarter fiscal 2010 earnings per diluted share from continuing operations of $0.37 compared to $0.40 for the third quarter of fiscal 2009, before special items (reconciliation included in Table 2). On a GAAP basis, earnings per diluted share increased to $0.39 from $0.34 for the third quarter in the prior year.

Including On The Border Mexican Grill & Cantina®, earnings per diluted share before special items was $0.42 for the third quarter fiscal 2010 (reconciliation included in Table 2). The costs associated with implementing the new Chili’s menu lowered earnings by approximately $5.0 million before tax, weather negatively impacted comparable restaurant sales by approximately 90 basis points and the resolution of certain tax positions resulted in a positive impact of approximately $3.0 million to tax expense for the quarter.

In March, the company entered into a purchase agreement with OTB Acquisition LLC, an affiliate of Golden Gate Capital, to sell On The Border Mexican Grill & Cantina® for approximately $180 million. Therefore, On The Border has been presented as discontinued operations in the company’s financial statements beginning in the third quarter of fiscal 2010. The company expects the transaction to close by the end of fiscal 2010 and anticipates recording a gain upon completion of the transaction. Earnings per diluted share from discontinued operations before special items of $0.05 were flat compared to the third quarter of the prior year (reconciliation included in Table 2). All amounts presented in this release are related to continuing operations unless otherwise stated.

Quarterly Revenues

Brinker reported revenues for the 13-week period of $713.4 million, a decrease of 7.8 percent compared with $774.1 million reported for the same period of fiscal 2009. The company experienced a 4.2 percent decrease in comparable restaurant sales (see Table 1) in the third quarter of fiscal 2010. Revenues were also negatively impacted by a net decline in capacity of 5.3 percent due to the sale of 21 restaurants to a franchisee and 19 restaurant closures since the third quarter of fiscal 2009. Royalty and franchise revenues were $16.5 million for the quarter.

Table 1: Q3 comparable restaurant sales

Q3 10 and Q3 09, company and two reported brands; percentage

	Q3 10 Comparable Sales [2]	Q3 09 Comparable Sales	Q3 10 Pricing Impact	Q3 10 Mix-Shift
Brinker International [1]	(4.2)	(5.7)	0.9	(1.7)
Chili’s	(5.0)	(5.2)	0.9	(1.7)
Maggiano’s	1.9	(9.5)	0.4	(0.9)

[1]	Brinker International comparable restaurant sales exclude the impact of On The Border.
[2]	Brinker International comparable restaurant sales by period are provided on the company’s web site.

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased to 28.5 percent in the third quarter of fiscal 2010 as compared to 28.2 percent in the prior year. During the quarter, cost of sales was negatively impacted by promotions and the impact of the new menu rollout at Chili’s, partially offset by favorable commodity prices primarily related to beef and chicken and favorable menu price changes.

Restaurant expenses, as a percent of revenues, increased to 54.7 percent from 54.1 percent in the prior year primarily due to the impact of the new menu rollout at Chili’s. Restaurant expenses were favorably impacted for the quarter by lower utilities, property taxes and changes to the blend of advertising.

Depreciation and amortization decreased $2.6 million compared to the prior year due to fully depreciated assets and restaurant closures, partially offset by investments in existing restaurants.

General and administrative expense decreased $3.2 million for the quarter primarily due to lower legal expenses and salary expense from lower headcount.

Other gains and charges primarily include $4.0 million of lease termination charges related to the company’s decision in the second quarter of fiscal 2010 to close underperforming restaurants.

Interest expense decreased $1.0 million due to lower interest rates and lower average borrowings.

The effective income tax rate decreased to 19.7 percent in the current quarter as compared to 29.4 percent in the same quarter last year primarily due to the resolution of certain tax positions which resulted in a positive impact to tax expense in the current quarter.

Income from discontinued operations, before special items, decreased to $5.3 million from $5.6 million in the same quarter in the prior year.

Special Items

Table 2: Reconciliation of net income, before special items 1

Q3 10 and Q3 09; $ millions and $ per diluted share after-tax

Item	Q3 10	EPS Q3 10	Q3 09	EPS Q3 09
Net Income	40.0	0.39	35.0	0.34
Other (Gains) and Charges	3.5	0.03	11.2	0.11

Net Income before Special Items	43.5	0.42	46.2	0.45
On The Border before Special Items	(5.3)	(0.05)	(5.6)	(0.05)

Adjusted Net Income before Special Items and On The Border	38.2	0.37	40.6	0.40

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The company believes excluding other gains and charges and On The Border from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Cash Flow and Capital Allocation

For the first nine months of fiscal 2010, cash flow from continuing operations increased to $222.6 million compared to $159.8 million in the prior year. Capital expenditures totaled $31.6 million, a reduction of $38.9 million compared to the prior year resulting from a decrease in new company-owned restaurant development. The company expects to pay $50.0 million on the outstanding term loan later this month which will reduce the balance to $200.0 million.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (www.brinker.com) at 9 a.m. CDT today (April 20). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day May 18, 2010.

Additional financial information, including statements of income which detail our results excluding On The Border and special items and debt covenant information, is also available on the Brinker Web site under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for third quarter fiscal 2010 filing on or before May 3, 2010; and

•	Fourth quarter earnings release, before market opens, Aug. 12, 2010.

Brinker, International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1704 restaurants under the names Chili’s® Grill & Bar (1,499 restaurants), On The Border Mexican Grill & Cantina® (160 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 24, 2010	March 25 2009	March 24, 2010	March 25 2009
Revenues	$713,380	$774,067	$2,115,438	$2,534,254
Operating Costs and Expenses:
Cost of sales	203,242	218,406	610,452	720,119
Restaurant expenses	390,523	418,477	1,185,962	1,437,441
Depreciation and amortization	33,307	35,887	102,972	108,977
General and administrative	32,079	35,246	99,535	111,066
Other gains and charges (a)	4,350	15,322	25,299	95,558

Total operating costs and expenses	663,501	723,338	2,024,220	2,473,161

Operating income	49,879	50,729	91,218	61,093

Interest expense	6,498	7,452	20,258	27,444
Other, net	(864)	(664)	(4,523)	(2,201)

Income before tax expense	44,245	43,941	75,483	35,850

Income tax expense	8,737	12,927	14,859	781

Income from continuing operations	35,508	31,014	60,624	35,069

Income from discontinued operations, net of taxes (b)	4,490	3,989	13,465	1,951

Net income	$39,998	$35,003	$74,089	$37,020

Basic net income per share:
Income from continuing operations	$0.35	$0.30	$0.59	$0.34

Income from discontinued operations	$0.04	$0.04	$0.13	$0.02

Net income per share	$0.39	$0.34	$0.72	$0.36

Diluted net income per share:
Income from continuing operations	$0.35	$0.30	$0.59	$0.34

Income from discontinued operations	$0.04	$0.04	$0.13	$0.02

Net income per share	$0.39	$0.34	$0.72	$0.36

Basic weighted average shares outstanding	102,470	101,882	102,398	101,784

Diluted weighted average shares outstanding	103,357	102,752	103,122	102,598

(a)	Current year other gains and charges primarily includes $4.0 million of lease termination charges related to the closure of certain underperforming restaurants. During the first six months of fiscal 2010, other gains and charges primarily included long-lived asset impairments of $20.6 million related to the closure and impairment of certain underperforming restaurants and $2.4 million of lease termination charges, partially offset by a $2.8 million gain on the sale of 21 restaurants to a franchisee.

Prior year other gains and charges primarily includes lease termination charges of $8.0 million and severance costs of $4.9 million. In the first six months of fiscal 2009, other gains and charges consisted primarily of long-lived asset impairments of $35.2 million related to the decision to close certain underperforming restaurants and a loss on the sale of Macaroni Grill of $43.3 million.

(b)	Income from discontinued operations, net of taxes, includes current year other gains and charges of $0.8 million, primarily due to lease termination charges related to the closure of certain underperforming restaurants. During the first six months of fiscal 2010, other gains and charges from discontinued operations was primarily due to charges related to the closure and impairment of certain underperforming restaurants.

For the prior year, income from discontinued operations, net of taxes, includes other gains and charges of $1.5 million, primarily due to $1.3 million of lease termination charges. For the first six months of fiscal 2009, other gains and charges from discontinued operations was primarily due to charges related to the closure and impairment of certain underperforming restaurants.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 24, 2010	June 24, 2009
	(Unaudited)
ASSETS
Current assets of continuing operations	$334,953	$359,181
Assets held for sale	162,020	170,133
Net property and equipment (a)	1,137,538	1,247,780
Total other assets	205,651	171,853

Total assets	$1,840,162	$1,948,947

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities of continuing operations	$407,798	$406,889
Liabilities associated with assets held for sale	9,658	9,798
Long-term debt, including current installments	590,174	729,262
Other liabilities	149,820	156,074
Total shareholders’ equity	682,712	646,924

Total liabilities and shareholders’ equity	$1,840,162	$1,948,947

(a)	At March 24, 2010, the company owned the land and buildings for 191 of the 871 company-owned restaurants, excluding On The Border. The net book values of the land and buildings associated with these restaurants totaled $148.1 million and $145.8 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants December 23, 2009	Third Quarter Openings/Acquisitions Fiscal 2010	Third Quarter Closings/Sales Fiscal 2010	Total Restaurants March 24, 2010	Projected Openings Fiscal 2010
Company-Owned Restaurants:
Chili’s	835	—	8	827	—
On The Border	122	—	3	119	1
Maggiano’s	44	1	1	44	1

	1,001	1	12	990	2

Franchise Restaurants:
Chili’s	465	3	2	466	12-13
On The Border	31	—	1	30	2-3
International(a)	215	5	2	218	31-34

	711	8	5	714	45-50

Total Restaurants:
Chili’s	1,300	3	10	1,293	12-13
On The Border	153	—	4	149	3-4
Maggiano’s	44	1	1	44	1
International	215	5	2	218	31-34

	1,712	9	17	1,704	47-52

(a)	At March 24, 2010, international franchise restaurants by brand were 206 Chili’s, 11 On The Border and one Maggiano’s locations.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240

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